Exhibit 99.1

Leap Therapeutics Reports First Quarter 2018 Financial Results

•      Conference Call with DKN-01 Clinical Investigators Planned for May 18, 2018

Cambridge, MA — May 11, 2018 — Leap Therapeutics, Inc. (NASDAQ:LPTX), a biotechnology company developing targeted and immuno-oncology therapeutics, today reported financial results for the first quarter ended March 31, 2018.

“We had a strong first quarter, as we presented data from our study of DKN-01 as a monotherapy and in combination with KEYTRUDA® (pembrolizumab) in patients with esophagogastric cancer, and dosed the first patients in new trials for both of our programs,” commented Christopher K. Mirabelli, Ph.D, President and Chief Executive Officer of Leap Therapeutics. “We also successfully completed a public offering, strengthening our balance sheet and enabling further growth of the company.”

Recent Pipeline Highlights:

DKN-01:

•                  Completed enrollment of the dose escalation phase and presented interim data of a clinical trial evaluating DKN-01 and KEYTRUDA® (pembrolizumab) in patients with advanced esophagogastric cancer. Data from the dose escalation phase indicated that the combination was well tolerated with early signals of clinical activity. In the high-dose DKN-01 cohort, one of four evaluable patients naïve to anti-PD-1/PD-L1 therapy had a partial response with a 66% reduction in target tumor volume. This patient has a tumor phenotype which is typically less responsive to anti-PD-1 therapy. The study is now enrolling two expansion cohorts in patients with esophagogastric cancer who are naïve to anti-PD-1/PD-L1 therapy (n=40) and patients who are refractory to anti-PD-1/PD-L1 therapy (n=15).

•                  Presented data on the monotherapy activity of DKN-01 in patients with advanced esophagogastric cancer. Of 16 patients evaluable by central imaging analysis, two patients had a partial response and five patients had stable disease, representing a total disease control rate of 43.8%. One patient who had failed prior investigational immunotherapies had a partial response on DKN-01 monotherapy and remained on study for over a year.

•                  Enrolled the first patients in a clinical study evaluating DKN-01 as a monotherapy and in combination with paclitaxel in patients with endometrioid gynecologic cancers, a population of cancers with frequent alterations of the Wnt signaling pathway resulting in increased expression of DKK1.

TRX518:

•                  Enrolled the first patients in a clinical trial evaluating TRX518 in combination with gemcitabine chemotherapy or in combination with KEYTRUDA® (pembrolizumab) or Opdivo® (nivolumab), anti-PD-1 therapies marketed by

Merck (known as MSD outside the United States and Canada) or Bristol-Myers Squibb, respectively.

Business Highlights

•                  Completed a public offering for $16.1 million in gross proceeds, which supports further growth of the company and extends the cash runway into the fourth quarter 2019.

DKN-01 Program Update Call:

On Friday, May 18, 2018 at 12:00PM ET Leap will be hosting a conference call and webcast for the investment community with DKN-01 clinical investigators where the Company will provide a program update. To access the conference call, please dial (866) 589-0108 (US/Canada Toll-Free) or (409) 231-2048 (international) and refer to conference ID 7196723. The presentation will also be webcast live and will be available under “Events & Presentations” in the Investor section of the Company’s website, http://www.investors.leaptx.com.  A replay of the webcast will be available on the Company’s website approximately two hours after the event and will be available for a limited time.

Selected First Quarter 2018 Financial Results

Net loss was $10.6 million for the first quarter 2018, compared to $9.4 million for the same period in 2017. This increase was primarily due to a non-cash change in the fair value of the warrant liability offset by a decrease in stock-based compensation expense.

Research and development expenses were $4.2 million for the first quarter 2018, compared to $6.4 million for the same period in 2017. This decrease was primarily due to a decrease in stock-based compensation expense and a decrease in manufacturing costs related to clinical trial material.

General and administrative expenses were $2.1 million for the first quarter 2018, compared to $3.8 million for the same period in 2017. This decrease was primarily due to a decrease in stock-based compensation expense and a decrease in legal, audit and consulting fees.

Cash, cash equivalents and marketable securities totaled $35.4 million at March 31, 2018. Research and development incentive receivables, current and long term, totaled approximately $1.6 million at March 31, 2018.

About Leap Therapeutics

Leap Therapeutics (NASDAQ:LPTX) is developing targeted and immuno-oncology therapeutics. Leap’s most advanced clinical candidate, DKN-01, is a humanized monoclonal antibody targeting the Dickkopf-1 (DKK1) protein, a Wnt pathway modulator. DKN-01 is in clinical trials in patients with esophagogastric cancer, biliary tract cancer, and gynecologic cancers, with an emerging focus on patients with defined mutations of the Wnt pathway and in combinations with immune checkpoint inhibitors. Leap’s second clinical candidate, TRX518, is a novel, humanized GITR agonist monoclonal antibody designed to enhance the immune system’s anti-tumor response that is in two advanced solid tumor studies.  For more information about Leap Therapeutics, visit http://www.leaptx.com or our public filings with the SEC that are available via EDGAR at http://www.sec.gov or via http://www.investors.leaptx.com/.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. These statements include statements relating to Leap’s expectations with respect to the development and advancement of DKN-01, TRX518, and other programs, including the initiation, timing and design of future studies, enrollment in future studies, business development, and other future expectations, plans and prospects. Leap has attempted to identify forward looking statements by such terminology as ‘‘believes,’’ ‘‘estimates,’’ ‘‘anticipates,’’ ‘‘expects,’’ ‘‘plans,’’ ‘‘projects,’’ ‘‘intends,’’ ‘‘may,’’ ‘‘could,’’ ‘‘might,’’ ‘‘will,’’ ‘‘should,’’ or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Although Leap believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from our expectations. These risks and uncertainties include, but are not limited to: the accuracy of our estimates regarding expenses, future revenues, capital requirements and needs for financing; the ability to complete a financing or form business development relationships to fund our expenses; the outcome, cost, and timing of our product development activities and clinical trials; the uncertain clinical development process, including the risk that clinical trials may not have an effective design or generate positive results; our ability to obtain and maintain regulatory approval of our drug product candidates; our plans to research, develop, and commercialize our drug product candidates; our ability to achieve market acceptance of our drug product candidates; unanticipated costs or delays in research, development, and commercialization efforts; the applicability of clinical study results to actual outcomes; the size and growth potential of the markets for our drug product candidates; our ability to continue obtaining and maintaining intellectual property protection for our drug product candidates; and other risks. Detailed information regarding factors that may cause actual results to differ materially will be included in Leap Therapeutics’ periodic filings with the Securities and Exchange Commission (the “SEC”), including Leap Therapeutics’ Form 10-K that Leap filed with the SEC on February 23, 2018. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward looking statements contained in this release speak only as of its date. We undertake no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

KEYTRUDA® is a registered trademark of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc., Kenilworth, NJ, USA.

Opdivo® is a registered trademark of Bristol Myers-Squibb Company.

CONTACT:

Douglas E. Onsi

Chief Financial Officer

Leap Therapeutics, Inc.

donsi@leaptx.com

617-714-0360

Argot Partners

Investor Relations

Susan Kim or Heather Savelle

212-600-1902

susan@argotpartners.com

heather@argotpartners.com

Leap Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	March 31,	December 31,
	2018	2017
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$35,376	$25,737
Research and development incentive receivable	998	1,744
Prepaid expenses and other current assets	289	177
Total current assets	36,663	27,658

Property and equipment, net	123	135
Research and development incentive receivable, net of current portion	632	—
Deferred tax asset	157	158
Other assets	1,111	1,111
Total assets	$38,686	$29,062
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,130	$2,622
Accrued expenses	1,715	3,461
Total current liabilities	5,845	6,083

Non Current liabilities:
Warrant liability	16,713	11,862
Total liabilities	22,558	17,945
Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized; 14,500,681 and 12,354,014 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	15	12
Additional paid-in capital	157,290	141,770
Accumulated other comprehensive loss	(158)	(268)
Accumulated deficit	(141,019)	(130,397)
Total stockholders’ equity	16,128	11,117
Total liabilities and stockholders’ equity	$38,686	$29,062

Leap Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended March 31
	2018	2017
	(Unaudited)
Operating expenses:
Research and development	$4,231	$6,404
General and administrative	2,113	3,804
Total operating expenses	6,344	10,208
Loss from operations	(6,344)	(10,208)
Interest income	77	50
Interest expense	(6)	—
Interest expense - related party	—	(121)
Australian research and development incentives	646	397
Foreign currency gains (loss)	(144)	468
Loss on change in fair value of warrant liability	(4,851)	—
Net loss	(10,622)	(9,414)
Accretion of preferred stock to redemption value	—	(244)
Net loss attributable to common stockholders	$(10,622)	$(9,658)

Net loss per share - basic and diluted	$(0.85)	$(1.39)
Weighted average common shares outstanding - basic and diluted	12,449,421	6,945,623

Leap Therapeutics, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Cash used in operating activities	$(5,478)	$(6,349)
Cash used in investing activities	—	(65)
Cash provided by financing activities	15,005	29,848
Effect of exchange rate changes on cash and cash equivalents	112	(427)
Net increase in cash and cash equivalents	9,639	23,007
Cash and cash equivalents at beginning of period	25,737	793
Cash and cash equivalents at end of period	$35,376	$23,800